EXHIBIT 99.1
SERVISFIRST BANCSHARES, INC.
REPORTS SECOND QUARTER 2008 EARNINGS
Birmingham, Ala. – (BUSINESS WIRE) – July 21, 2008 – ServisFirst Bancshares, Inc. today reported earnings for the quarter ending June 30, 2008.
Second Quarter 2008 Highlights:
•	Net Income of $1.75 million: 35% increase year/year

•	Deposit growth: 31% year/year

•	Total Asset growth: 39% year/year
ServisFirst Bancshares, Inc. announced today that its net income for the second quarter of 2008 was $1.75 million compared to $1.3 million for the second quarter of 2007. Fully diluted earnings per share were $.33 in the second quarter of 2008 compared to $.29 in the second quarter of 2007.
Tom Broughton, President and CEO, stated “We continue to focus on our customers while many competitors are distracted by problems some banks within our industry are facing. We have sophisticated customers who know our bankers and have confidence in our performance.”
Bud Foshee, Chief Financial Officer, stated “We are pleased with our increasing profitability and growth in our three markets of Birmingham, Huntsville and Montgomery. Additionally, our credit quality is well above the industry peer group with no exposure to subprime mortgages or troubled investment securities and have no brokered deposits or indirect loans.”
About ServisFirst:
ServisFirst Bancshares, Inc. became a holding company in the fourth quarter of 2007 when it acquired all the shares of ServisFirst Bank. ServisFirst Bank was formed in Birmingham in May 2005, opened ServisFirst Bank Huntsville in August 2006, and opened ServisFirst Bank Montgomery in June 2007.
ServisFirst Bancshares, Inc. registered with the U.S. Securities and Exchange Commission (SEC) as a filing company during the second quarter and its filings are published on the SEC’s website at www.sec.gov.
Statements in this document that are not historical facts, including, but not limited to, statements concerning future operations, results or performance, are hereby identified as “forward looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. ServisFirst Bancshares, Inc. cautions that such “forward looking statements,” wherever they occur in this document or in other statements attributable to ServisFirst Bancshares, Inc. are necessarily estimates reflecting the judgment of ServisFirst Bancshares, Inc.’s senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the “forward looking statements.” Such “forward looking statements” should, therefore, be considered in light of various important factors set forth from time to time in ServisFirst Bancshares, Inc.’s reports and registration statements filed with the SEC. While it is impossible to list all such factors that could affect the accuracy of such “forward looking statements,” some of those factors include: general economic conditions, especially in the credit markets and in the Southeast; the performance of the capital markets; changes in interest rates, yield curves and interest rate spread relationships; changes in accounting and tax principles, policies or guidelines; changes in legislation or regulatory requirements; changes in the competitive environment in the markets served by ServisFirst Bancshares, Inc.; changes in the loan portfolio and the deposit base of ServisFirst Bancshares, Inc..
More information about ServisFirst Bancshares may be obtained over the internet at http://www.servisfirstbancshares.com or by calling (205) 949-0302.

Contact: ServisFirst Bank
Bud Foshee (205) 949-0307
BFoshee@servisfirstbank.com
ServisFirst Bancshares, Inc.
Consolidated Statements of income
(In Thousands Except Shares and Per Share Data)

	Three Months Ended		Three months
	June 30,		ended March 31,
	2008	2007	2008
	(Unaudited)	(Unaudited)	(Unaudited)
Total Interest Income	$13,341	$12,130	$13,835

Total interest expense	$4,647	$6,133	$5,748

Net interest income before provision	$8,694	$5,997	$8,087
Provision for loan losses	$2,137	$816	$1,383

Net interest income	$6,557	$5,181	$6,704

Total Noninterest Income	$695	$302	$544

Salaries and employee benefits	$2,400	$2,116	$2,826
Other	$2,130	$1,287	$2,004

Total Noninterest Expenses	$4,530	$3,403	$4,830

Income before taxes	$2,722	$2,080	$2,418

Income taxes	$972	$783	$848

Net Income	$1,750	$1,297	$1,570

Basic earnings per share	$0.34	$0.29	$0.31

Fully diluted earnings per share	$0.33	$0.29	$0.30

Average basic shares	5,113,482	4,463,606	5,113,482

Average fully diluted shares	5,324,185	4,512,999	5,283,917

	Six Months Ended June 30,
	2008	2007
	(Unaudited)	(Unaudited)
Total Interest Income	$27,176	$22,955

Total interest expense	$10,395	$11,359

Net interest income before provision	$16,781	$11,596
Provision for loan losses	$3,519	$1,460

Net interest income	$13,262	$10,136

Total Noninterest Income	$1,238	$565

Salaries and employee benefits	$5,227	$3,982
Other	$4,133	$2,325

Total Noninterest Expenses	$9,360	$6,307

Income before taxes	$5,140	$4,394

Income taxes	$1,820	$1,590

Net Income	$3,320	$2,804

Basic earnings per share	$0.65	$0.63

Fully diluted earnings per share	$0.63	$0.61

Average basic shares	5,113,482	4,463,606

Average fully diluted shares	5,299,333	4,624,968

ServisFirst Bancshares, Inc.
Consolidated Balance Sheets
(In Thousands)

	ACTUAL	ACTUAL	ACTUAL
	6/30/2008	3/31/2008	6/30/2007
	(Unaudited)	(Unaudited)	(Unaudited)
Cash and due from banks	$27,049	$19,239	$20,274
Investment securities	$91,772	$88,974	$50,193
Restricted equity securities	$2,659	$2,659	$1,202
Federal funds sold and other investments	$72	$83,455	$95,518
Mortgage loans held for sale	$3,869	$4,768	$3,159
Loans	$836,520	$755,534	$527,476
Reserve for loan losses	$(9,438)	$(8,852)	$(6,825)
Net loans	$827,082	$746,682	$520,651
Foreclosed real estate	$8,202	$3,443	$371
Other assets	$12,405	$10,995	$10,557
Total Assets	$973,110	$960,215	$701,925

Noninterest-bearing	$97,066	$88,613	$90,631
Interest bearing	$750,360	$774,158	$554,277
Total deposits	$847,426	$862,771	$644,908

Borrowings	$46,622	$20,275	$—
Interest payable	$1,336	$900	$705
Other liabilities	$2,855	$1,626	$1,799

Total liabilities	$898,239	$885,572	$647,412

Stockholders’ equity	$74,871	$74,643	$54,513

Total liabilities and stockholders’ equity	$973,110	$960,215	$701,925

ServisFirst Bancshares, inc.
Key Ratios
(Unaudited)

			Three months ended
	Three months ended June 30,		March 31,
	2008	2007	2008
Return on average assets	0.74%	0.80%	0.72%
Return on average equity	9.31%	9.51%	8.58%
Net interest margin	3.84%	3.82%	3.81%
Efficiency ratio	48.25%	54.02%	55.96%

	Six months ended June 30,
	2008	2007
Return on average assets	0.73%	0.87%
Return on average equity	8.95%	10.34%
Net interest margin	3.77%	3.94%
Net charge offs annualized to average loans	0.48%	0.02%
Efficiency ratio	51.94%	51.86%

	6/30/2008	6/30/2007	3/31/2008
Book value per share	$14.65	$12.39	$14.27
Tangible book value per share	$14.65	$12.39	$14.27
% of reserve for loan losses to total loans	1.13%	1.29%	1.17%
Nonperforming assets to total loans plus foreclosed real estate	1.57%	0.54%	0.82%

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